Trovagene Receives Approximately $1.45 Million From Exercise of Warrants
SAN DIEGO (January 29, 2020) – Trovagene, Inc. (Nasdaq: TROV), a clinical-stage, Precision Cancer Medicine™ oncology therapeutics company developing drugs that target cell division (mitosis) for the treatment of various cancers including prostate, colorectal and leukemia, announced today that it has received approximately $1.45 million in proceeds from holders exercising common stock purchase warrants at an exercise price of $1.56 per share. The warrants were issued as part of the units sold to certain institutional investors in October, 2019.
Trovagene intends to use the proceeds to continue funding its clinical development activities and for working capital and general corporate purposes.
“We continue to see clinical benefit in patients receiving onvansertib as part of combination therapy in all three of our clinical development programs,” said Dr. Thomas Adams, CEO and Chairman of Trovagene. “Earlier this week, we presented positive data from our Phase 1b/2 study in patients with difficult-to-treat KRAS-mutated metastatic colorectal cancer (mCRC); all of whom are achieving a meaningful clinical response which has been confirmed by shrinking of tumors seen on radiographic scans. Additionally, on February 13th, we will be presenting data from our ongoing Phase 2 trial in patients with metastatic castrate-resistant prostate cancer (mCRPC) at the ASCO-GU conference.”
About Trovagene, Inc.
Trovagene is a clinical-stage, Precision Cancer Medicine™ oncology therapeutics company developing drugs that target cell division (mitosis), for the treatment of various cancers including leukemias, lymphomas and solid tumors. Trovagene has intellectual property and proprietary technology that enables the Company to analyze circulating tumor DNA (ctDNA) and clinically actionable markers to identify patients most likely to respond to specific cancer therapies. Trovagene plans to continue to vertically integrate its tumor genomics technology with the development of targeted cancer therapeutics. For more information, please visit https://www.trovageneoncology.com.
Forward-Looking Statements
Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as "anticipate," "believe," "forecast," "estimated" and "intend" or other similar terms or expressions that concern Trovagene's expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, our need for additional financing; our ability to continue as a going concern; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales;

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful.  Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Trovagene's Form 10-K for the year ended December 31, 2018, and other periodic reports filed with the Securities and Exchange Commission.  While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Trovagene does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Trovagene Contact:
Vicki Kelemen
Vice President Clinical Development and Investor Relations
858-952-7652
vkelemen@trovagene.com